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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Joel Weiden

Gavin Anderson & Company

212-515-1970

Investor Contact:
Doug Morris

Gavin Anderson & Company

212-515-1964

                   SEITEL CLOSES ON SALE OF DDD ENERGY ASSETS

HOUSTON, August 5, 2002 - Seitel, Inc. (NYSE: SEI) today reported that it has closed on the previously announced sale to Rising Star Energy, LLC of a majority of the assets of DDD Energy, Inc. DDD Energy is a wholly-owned subsidiary of Seitel that is involved in the direct exploration for oil and gas.

After estimated adjustments provided for in the sale agreement, the Company received cash proceeds of $23.8 million for these assets. A final adjustment (positive or negative), if any, will be made within the next 90 days.

Kevin Fiur, President and Chief Executive Officer of Seitel, said, "We are pleased to complete this transaction, which is a necessary element of our efforts to focus on our core seismic data business."

As previously announced, the Agreement grants Rising Star Energy with the option, exercisable within 30 days of the closing, to purchase additional assets of DDD for up to $15 million, or to enter into a joint venture arrangement with Seitel related to these additional assets. The Company is in active discussions with Rising Star Energy regarding the additional assets.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client projects.

(Disclaimer)

Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. These statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include any significant change in the oil and gas business or the economy generally, as well as the risk factors discussed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The forward-looking statements contained in this release speak only as of the date hereof, and Seitel disclaims any duty to update these statements.